EXHIBIT 10.01

FARM CREDIT OF SOUTHWEST FLORIDA,

ACA

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”) is made and entered into to be effective as of the 11th day of October, 2005, by and between Farm Credit of Southwest Florida, ACA, an agricultural credit association for itself and as agent/nominee for other lending institutions having an interest, direct or indirect, in the Loan (as defined hereinbelow) from time to time, whose address is 330 North Brevard Avenue, Arcadia, Florida 34266 (“Lender”) and ALICO, Inc., a Florida corporation (“Borrower”), whose address is P.O. Box 338, LaBelle, Florida 33975 (together, the “Parties”, and singly, a “Party”).

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, Lender and Borrower enter into this Loan Agreement and agree as follows:

1. Definitions. For the purposes hereof:

1.1. “Accounts” shall have the meaning assigned thereto in the Code.

1.2. “Advance” means an advance of proceeds of the RLOC to Borrower pursuant to the terms of this Loan Agreement.

1.3. “Advance Agent” means John R. Alexander, President, or Patrick W. Murphy, Chief Financial Officer, or such other Person as may be designated by Borrower in writing from time to time.

1.4. “Affiliate” means, with respect to a named Person, (a) any Person directly or indirectly owning five percent (5%) or more of the voting stock or rights in such named Person or of which the named Person owns five percent (5%) or more of such voting stock or rights; (b) any Person controlling or controlled by or under common control with such named Person; (c) any officer, director or managing employee or agent of such named Person or any Affiliate of the named Person; and (d) any immediate family member of the named Person or any Affiliate of such named Person.

1.5. “Business Day” means any day on which Lender is open for business.

1.6. “Capital Lease” means any lease of real or personal property for which the obligations of the lessee thereunder are required, in accordance with GAAP, to be capitalized on the balance sheet of the lessee.

1.7. “Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

1.8. “Chattel Paper” shall have the meaning assigned thereto in the Code.

1.9. “Closing” or “Closing Date” means October 7, 2005.

1.10. “Code” means the Uniform Commercial Code as in effect under the laws of the State of Florida from time to time, as the same may be amended.

1.11. “Collateral” means the Real Property Collateral and any additional Collateral pledged pursuant to Sections 4.1(m). 4.1(r) and 5.3.

1.12. “Commitment Letter” means the letter of Lender, dated September 20, 2005, setting forth the terms and conditions of Lender’s commitment to make the Loan to Borrower.

1.13. “Credit Parties” means, collectively, Borrower and any Subsidiary of Borrower which, after the Closing Date, is joined to this Loan Agreement pursuant to Section 4.1(m) hereof, and “Credit Party” means any of them.

1.14. “Current Ratio” means the ratio of current assets to current liabilities, for the subject Person.

1.15. “Debt Ratio” means the ratio of total liabilities (including current and long term liabilities) to total assets, for the subject Person.

1.16. “Deposit Accounts” shall have the meaning assigned thereto in the Code.

1.17. “Documents” shall have the meaning assigned thereto in the Code.

1.18. “EBITDA” means, for the subject Person, earnings before interest, taxes, depreciation and amortization, calculated on a rolling four-quarter basis.

1.19. “Environmental Laws” shall mean state, federal or local environmental laws or regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. § 1801 et seq.: the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 4701 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; any laws regulating the use of biological agents or substances including animal, medical or infectious wastes, each as amended or supplemented, and any analogous future or present local, state, and federal statutes, regulations, and ordinances promulgated pursuant thereto which may be applicable.

1.20. “Event of Default” shall have the meaning set forth in Article 6.

1.21. “Expiration Date” means the Business Day occurring immediately prior to the RLOC Maturity Date.

1.22. “Fixed Charge Coverage Ratio” means the ratio of EBITDA plus payment receipts of both principal and interest from the Ginn Receivables minus Maintenance Capital

Expenditures and taxable gains from Ginn Receivables to the sum of all Capital Lease payments and all term debt principal and interest payments due or paid, all calculated on a rolling four quarter basis for the subject Person.

1.23. “GAAP” means generally accepted accounting principles and practices as in effect from time to time and recognized as such by the American Institute of Certified Public Accountants, consistently applied.

1.24. “General Intangibles” shall have the meaning assigned thereto in the Code.

1.25. “Ginn Receivables” means the notes receivable from Ginn LA Naples, LTP, LLP purchased with a portion of the proceeds of the RLOC, having principal balances of $56,610,000.00 and $67,770,000.00.

1.26. “Indebtedness” means, collectively, all liabilities (including, without limitation, Capital Lease obligations) of the subject Person, whether owing by such Person alone or with one or more others in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment, or other contract or by quasi-contract or tort, statute or other operation of law or otherwise.

1.27. “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

1.28. “Insolvent” means, for the subject Person, that such Person shall have ceased paying its debts in the ordinary course of business or shall have become incapable of paying its debts as they become due, or is experiencing a financial condition such that the sum of the Person’s debts is greater than all of such Person’s property, at a fair valuation, exclusive of property transferred, concealed or removed with intent to hinder, delay or defraud such Person’s creditors.

1.29. “Intercompany Transaction” means any Account, Chattel Paper, General Intangible, Instrument, Document or other Indebtedness or obligation arising from business done with or for, or Indebtedness owed between or among, Borrower and any Subsidiary or Affiliate thereof.

1.30. “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

1.31. “Instrument” shall have the meaning assigned thereto in the Code.

1.32. “Inventory” shall have the meaning assigned thereto in the Code.

1.33. “Investment Property” shall have the meaning assigned thereto in the Code.

1.34. “Letter of Credit Rights” shall have the meaning assigned thereto in the Code.

1.35. “Lien” or “Liens” means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Loan Agreement, a Person shall be deemed to own subject to a Lien any asset which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sales agreement, Capital Lease or other title retention agreement relating to such asset.

1.36. “Loan Documents” means this Loan Agreement, the Note, the Assignment, the Subordination Agreements, the Tax Indemnification Agreement, any mortgages now or hereafter entered into pledging the Real Property Collateral, any security agreements pledged by any Subsidiary of Borrower pursuant to Section 4.1(m), any assignments of Borrower pursuant to Section 4.1(r) and such consents and all other documents, instruments, certificates and agreements executed and/or delivered by any Credit Party or any third party in favor of Lender in connection with the Loan or any Collateral.

1.37. “Loan” means, the RLOC as described in Section 2.1. The terms Loan and RLOC shall be used interchangeably in this Loan Agreement.

1.38. “Maintenance Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost incurred during such period in connection with the maintenance, restoration or replacements of capital assets in the ordinary course of business determined in accordance with GAAP (to the extent applicable).

1.39. “Material Adverse Effect” means a material adverse effect on (a) the properties or business, operations or financial condition of any Credit Party, taken as a whole, or (b) the ability of the subject Credit Party to perform in any material respect its obligations under the Loan Documents.

1.40. “Maximum RLOC Availability” means, as of any particular date, the RLOC Commitment minus outstanding amounts under the RLOC minus the aggregate face amount of any Standby Letter(s) of Credit then-issued and outstanding.

1.41. “Net Proceeds” means the proceeds from any public or private offering of equity or debt securities, cash payments received by a Credit Party therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance.

1.42. “Net Worth” means the total stockholders’ equity as shown on the balance sheet of the subject Person at any particular date.

1.43. “Note” means, the RLOC Note. The terms Note and RLOC Note shall be used interchangeably in this Loan Agreement.

1.44. “Obligations” means (a) all principal and/or interest which may be due under the Note, and all other present and future Indebtedness, obligations and liabilities of Borrower, and all obligations of any Credit Party, to Lender arising pursuant to this Loan Agreement and/or any other Loan Document (including, without limitation, and joinder agreements entered into in accordance with Section 4.1 (m) below), regardless of whether such Indebtedness, obligations or liabilities are direct, indirect, fixed, contingent, joint or joint and several (including any interest, fees and other charges under this Loan Agreement or any other Loan Document, which would accrue but for the filing of a bankruptcy or insolvency action, whether or not such claim is allowed in such bankruptcy or insolvency action); (b) all costs incurred by Lender to obtain, preserve, perfect and enforce the security interest securing payment of such Indebtedness and to maintain, preserve and collect the Collateral, including, but not limited to, taxes, assessments, insurance premiums, repairs, attorneys fees and legal expenses, rent, storage charges, advertising costs, brokerage fees and expenses of sale; (c) all other obligations or liabilities of any Credit Party owing to Lender, from time to time, whether now existing or hereafter arising, regardless of how incurred; and (d) all renewals, extensions and modifications of any of the foregoing, or any part thereof.

1.45. “Permitted Debt” means, on a consolidated basis, (i) trade Indebtedness incurred in the ordinary course of business; (ii) additional funded debt consisting of loans or advances made by a lender to Borrower or its Subsidiaries (including any Capital Leases) other than an Intercompany Transaction, provided that all such Indebtedness, when aggregated, does not exceed $2,000,000.00 (the “Permitted Funded Debt”) at any time outstanding; (iii) the Indebtedness described on Schedule 1.45 attached hereto and made a part hereof and (iv) Indebtedness owed to Lender.

1.46. “Permitted Liens” means (i) Liens not exceeding an aggregate amount of $2,000,000.00 in place at any one time (including Capital Lease liens) which exist in connection with the Permitted Funded Debt, (ii) Liens in favor of Lender, (iii) mechanic’s, materialmen’s and similar liens which are paid in a timely manner, (iv) liens for income taxes or other taxes not yet due and payable or for income taxes or other taxes that the taxpayer is contesting in good faith, (v) purchase money liens and liens securing rental payment under Capital Lease arrangements, (vi) rights of licensors under licenses, (vii) the Liens described on Schedule 1.46 attached hereto and made a part hereof and (viii) other liens arising in the ordinary course of business.

1.47. “Permitted Loans” means loans from Borrower to any of its Subsidiaries, provided that the promissory notes and any collateral securing such promissory notes shall be pledged by Borrower as Collateral for the Loan.

1.48. “Person” means an individual person, corporation, limited liability company, trust, joint venture, limited or general partnership, any government or agency or political subdivision of any government, or any other entity or organization.

1.49. “Real Estate” shall have the meaning as set forth in Section 3.8 hereof.

1.50. “Real Property Collateral” means (i) approximately 7,672 acres of real estate located in Hendry County, Florida pledged to Lender pursuant to that certain Term Mortgage dated March 12, 1999 from Borrower to Lender and recorded at Book 582, Page 663 in the real property records of Hendry County, Florida, as modified on even date herewith, (ii) any real estate purchased by Borrower or any Subsidiary of Borrower with 1031 proceeds related to the Ginn Receivables, (iii) approximately 291 acres of real property located in Polk County, Florida acquired by Borrower on even date herewith and pledged to Lender pursuant to that certain mortgage dated of even date herewith, in the Polk County, Florida real property records (the “Polk County Real Property”), and (iv) any real estate purchased by Borrower or any Subsidiary of Borrower with Loan proceeds after the date hereof which shall be mortgaged to the Lender at the time such proceeds are advanced.

1.51. “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

1.52. “RLOC” means the revolving line of credit in the amount of the RLOC Commitment as described under Section 2.1 (a) hereof.

1.53. “RLOC Commitment” means (i) from Closing through July 31, 2006, $175,000,000, (ii) from August 1, 2006 through July 31, 2007, $160,847,500, (iii) from August 1, 2007 through July 31, 2008, $129,752,500 and (iv) from August 1, 2008 until the RLOC Maturity Date, $100,000,000.

1.54. “RLOC Maturity Date” means August 1, 2010, or such later date as may be determined pursuant to Section 2.1 (a) hereof.

1.55. “RLOC Note” means the note of Borrower dated as of the Closing Date in favor of Lender in the amount of the RLOC as set forth in Section 2.1 (a) (substantially in the form of Exhibit 1.55 attached hereto), as well as any promissory note or notes issued by Borrower in substitution, replacement, extension, amendment or renewal of any such promissory note or notes.

1.56. “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

1.57. “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

1.58. “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended in the effect on any applicable date hereunder.

1.59. “Standby Letter(s) of Credit” means one or more letters of credit which may be issued by Lender to third party beneficiaries as more particularly described under Section 2.1 hereof.

1.60. “Subordination Agreements” means those certain agreements, reasonably satisfactory to Lender, which subordinate all Subordinated Debt to the Loan.

1.61. “Subordinated Debt” means all Indebtedness owed by any Credit Party or Subsidiary of Borrower to any other Credit Party or Subsidiary of Borrower.

1.62. “Subsidiary” means any corporation, partnership or other entity in which any Person, directly or indirectly, owns fifty percent (50%) or more of the stock, capital or other interests (legal or beneficial) which is effectively controlled, directly or indirectly, by such Person.

1.63. “Substances” shall have the meaning as set forth in Section 3.8 hereof.

1.64. “Tax Indemnification Agreement” means that certain agreement of Borrower to Lender in which Borrower agrees to indemnify Lender at all times and hold Lender harmless from against any and all actions or causes of action, claims, demands, liabilities, loss damage or expense of any kind or nature including reasonable attorney’s fees, which Lender may at any time sustain or incur in relation to intangible taxes and documentary stamps arising as a result of the Loan.

2. The Credit Facility.

2.1. Loans, Etc. Lender hereby agrees to make the following credit facility available to Borrower, on terms and conditions set forth herein:

(a) (i) RLOC - Subject to Borrower’s compliance with the terms and conditions of this Loan Agreement, Lender shall make available to Borrower Advances up to the Maximum RLOC Availability from the Closing Date through the Expiration Date, which, in accordance with the RLOC Note, may be advanced, paid down and readvanced. Advances shall be in minimum increments of not less than $100,000.00. PROVIDED HOWEVER, that no Advance shall be made under the RLOC if, after giving effect to such Advance, the Maximum RLOC Availability would be a negative number. The obligation to repay the RLOC shall be evidenced by the RLOC Note and shall have the repayment terms and interest rates as set forth therein. All amounts outstanding under the RLOC shall be due and payable on the RLOC Maturity Date.

Lender and Borrower agree that the RLOC Maturity Date may be extended for an additional one year period by December 31 in any year commencing December 31, 2006 provided that prior to such date Lender has not notified Borrower in writing of Lender’s intention to terminate the RLOC by January 31 of the following year, which decision shall be made in the sole discretion of Lender.

(ii) Letter of Credit Subfacility - Subject to the terms and conditions hereof, Lender may issue or cause to be issued, from time to time, Standby Letter(s) of Credit, not to exceed the face amount of $1,000,000.00 in the aggregate at any one time outstanding. The Maximum RLOC Availability shall be reduced by the face amount of all Standby Letter(s) of Credit issued, unless reflected as an accrued expense or a setoff against cash reserves on Borrower’s financial statements. The sum of all Standby Letter(s) of Credit outstanding plus outstanding balances under the RLOC shall at no time exceed then applicable RLOC Commitment. Lender may issue such Standby Letter(s) of Credit on terms and using such documentation as Lender shall reasonably require in accordance with its customary business practices; provided, however that (1) Borrower shall pay, upon the issuance of any Standby Letter(s) of Credit, a documentation fee in an amount equal to $120.00; (2) Borrower shall pay a letter of credit fee, payable quarterly in arrears, in an amount equal to the applicable margin shown on Schedule 2.1(a)(ii) hereto, per annum times the aggregate amount of all outstanding Standby Letter(s) of Credit outstanding during the preceding quarter, computed on the basis of actual days elapsed in such year, whether 365 days or 366 days; (3) Borrower shall pay an issuance fee at the normal and customary rates Lender (or the issuing bank) charges for Letters of Credit of the amount and duration requested; and (4) the expiry date of any Standby Letter(s) of Credit issued may not extend beyond the sooner to occur of the date which is twelve (12) months from the issue date thereof or the RLOC Maturity Date. Unless otherwise expressly agreed to by Lender when a Standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit.

(iii) Overadvances - If Lender shall at any time determine that the Maximum RLOC Availability is a negative number, it shall immediately notify Borrower by telephone of the amount by which the RLOC Commitment is exceeded by the sum of (A) then-outstanding amounts under the RLOC, plus (B) the face amount of then-outstanding Standby Letter(s) of Credit (such amount, the “Overadvance Amount”). Within forty-eight (48) hours of such notification, or, if the next succeeding day shall not be a Business Day, then no later than 2:00 p.m. Arcadia, Florida time, on the Business Day immediately following the date of notification, Borrower shall pay or prepay an amount in readily-available funds not less than the Overadvance Amount, to be applied to amounts owed under the RLOC.

(iv) Notice and Manner of Borrowing - For Advances under the RLOC, Borrower shall meet Lender’s requirement set forth below:

(A) Generally - For Advances to be used for any purpose except for the purchase of real property or the issuance of Standby Letters of Credit (for which Advance notice requirements are set forth below), Borrower shall give Lender at least one (1) Business Day’s notice of a request for an Advance, specifying the date and amount thereof. Any such notice (including, but not limited to, telephonic notice) which Lender believes in good faith to have been given by Advance Agent (or such other individuals as may be designated in writing by Borrower) shall be deemed given by Borrower. Any Advance made by Lender based on such notice shall, when wired to an account of Borrower described in any written wire transfer instructions delivered by Advance Agent (or such other individual) in connection herewith, be Loans for all purposes hereunder.

(B) Purchase of Real Property. Each Advance request to be used for the acquisition of real property (regardless of whether such real property is to be acquired by Borrower or by a Subsidiary of Borrower as permitted hereunder) shall be subject to the following conditions:

1.	Not later than thirty (30) days prior to the proposed purchase date, Borrower shall furnish to Lender a copy of the contract for the purchase of the subject property, together with any amendments thereof. Such contract shall be arm’s-length with a seller who is not an Affiliate or Subsidiary of Borrower;

2.	Not later than ten (10) days prior to the proposed purchase date, Borrower shall furnish to Lender a mortgagee title commitment covering the subject property in an amount not less than the purchase price therefor, and containing no exceptions which are objectionable to Lender;

3.	At the time of the acquisition of the subject property, Lender shall be provided with a first-priority mortgage covering this subject property, as Collateral;

4.	In the event that proceeds from the RLOC are advanced by Borrower to a Subsidiary for the acquisition of the subject property, such Subsidiary shall be joined as a Credit Party hereto as provided in Section 4.1(m) hereof, and such advance by Borrower to the Subsidiary shall be evidenced by a promissory note which shall be assigned by Borrower to Lender as Collateral.

All costs, fees and expenses incurred by Lender in connection with Borrower’s compliance with the foregoing conditions shall be paid by Borrower to Lender on demand.

(C) Letters of Credit. – Any request for the issuance of a Standby Letter of Credit shall be submitted by the Advance Agent to Lender at least three (3) Business Days prior to the requested date of issuance. Such request shall specify, among other things, the beneficiary, the issue date, the face amount, and the expiry date.

(v) Standby Letter of Credit Reimbursement – In the event of any drawing under any Standby Letter(s) of Credit, Lender will promptly notify Borrower. Unless Borrower shall promptly notify Lender that Borrower intends to otherwise reimburse Lender for such a drawing, Borrower shall be deemed to have requested that Lender make an Advance under the RLOC in the amount of the drawing (which Advance need not be in increments of $1,000,000), the proceeds of which will be used to satisfy Borrower’s reimbursement obligations under the Standby Letter(s) of Credit. Borrower promises to reimburse Lender on the day of drawing under any Standby Letter(s) of Credit (either with the proceeds of any Advance under the RLOC obtained hereother or otherwise) in same day funds.

2.2. Purposes. The proceeds of the RLOC shall be used by the Borrower (i) for general purposes of the corporation including the normal operating needs of the Company and its operating divisions, (ii) to refinance existing lines of credit of Borrower, and (iii) to finance the purchase of the Ginn Receivables. Borrower agrees that in the event any Advance on the RLOC is used to purchase real estate such real estate shall be pledged as Real Property Collateral pursuant to a security instrument satisfactory to Lender and shall be title insured in a manner and amount satisfactory to Lender.

2.3. Conditions Precedent. In no event shall Lender be obligated to make any Advance to Borrower until all matters, documents, papers and certificates required hereunder have been furnished to Lender’s satisfaction or so long as any Event of Default has occurred and is continuing. In addition to other matters set forth herein, the following documents and matters shall be required to be executed or performed by Borrower and such other Persons as may be necessary and appropriate at or before Closing (unless as provided otherwise under Section 5 hereof, in connection with the pledge of Collateral):

(a) This Loan Agreement, duly executed and delivered;

(b) The Note and all other Loan Documents, duly executed and delivered;

(c) The Collateral documents required under Section 5.1 hereof, duly executed and delivered. Financing statements covering any of the Collateral shall be recorded in the appropriate recording offices as prescribed under the Code or the laws of any other applicable jurisdiction. All mortgages pledging the Real Property Collateral shall be recorded in the appropriate real estate records. Marked-up title commitments shall be due upon recording of such mortgages and final title insurance policies required hereunder shall be delivered to Lender within ten (10) Business Days following the execution of the mortgages pledging the Real Property Collateral.

(d) Resolutions, duly certified by the corporate secretary of the Borrower and any other Credit Party, if any, in form and substance satisfactory to Lender, authorizing the execution, delivery and performance of all Loan Documents, on behalf of the Borrower and such Credit Party;

(e) A Certificate of Good Standing for the Borrower and any other Credit Party, if any, from its state of incorporation and satisfactory evidence of Borrower’s qualification to do business in any applicable jurisdictions in which, according to the laws of such jurisdictions, it is required to qualify to do business;

(f) An Environmental Hazards Assessment (Form ENV-1) current as of the Closing Date, for each parcel of the Real Estate;

(g) Evidence, reasonably satisfactory to Lender, of Borrower’s compliance with any material regulations, policies, orders and permitting and licensing requirements to which Borrower, its operations and properties, is subject or in the event of any noncompliance, that such noncompliance will not have a Material Adverse Effect;

(h) An opinion of all Credit Parties’ Florida counsel opining, among other things, as to the due authorization and execution of the Loan Documents and the enforceability of the Loan Documents in accordance with the terms thereof;

(i) Payment by Borrower of all fees and closing costs required hereunder and under the Loan Documents;

( j) The insurance policies required under Section 4. l(d) hereof;

(k) Such other matters as Lender may reasonably require.

2.4. Lender Stock. On or before the Closing Date, Borrower shall own stock in Farm Credit of Southwest Florida, ACA in an amount equal to $1,000.00. Such stock is at risk and is retireable only at the discretion of Lender’s board of directors and in accordance with Lender’s bylaws

2.5. Fees, Costs, and Expenses. Borrower shall pay, on or before the Closing Date (or subsequent to the Closing Date if required pursuant to the Tax Indemnification Agreement), any and all costs and expenses reasonably incurred by Lender in making the Loan available to Borrower, including, without limitation, any recording costs, documentary stamp taxes, intangibles taxes and intangibles recording taxes, and Lender’s reasonable legal expenses and fees, regardless of whether the transactions contemplated hereunder close, unless failure to close is the fault of Lender. In addition, Borrower shall pay Lender the following fees:

(a) Loan Commitment Fee. A loan commitment fee as set forth on Schedule 2.5(a).

(b) Unused Commitment Fee. An unused commitment fee in the amount of 15 basis points (.15%) times the average daily balance of the unused portion of the RLOC Commitment if the average daily balance is (i) less than $75,000,000 from the Closing Date through on July 31, 2008, and (ii) less than $50,000,000 from August 1, 2008 through the RLOC Maturity Date, in each instance computed annually in arrears on December 31 of each year commencing December 31, 2006 and payable within fifteen (15) days following each calendar year-end.

3. Representations and Warranties. To induce Lender to make the Loan, Borrower makes the following representations and warranties, which shall survive the execution and delivery of the Note and other Loan Documents:

3.1. Good Standing. Borrower is duly organized, validly existing, and in good standing under the laws of the State of Florida and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business. A complete listing of any existing Subsidiaries of Borrower, their states of incorporation, jurisdictions in which they do business, and locations of their chief executive offices and principal places of business, is shown on Schedule 3.1 hereto.

3.2. Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform its obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body. No consent or approval of any public authority or other third party is required as a condition to the validity of any of the Loan Documents, and Borrower is in material compliance with all laws and regulatory requirements to which it is subject, except to the extent any such non-compliance would not cause a Material Adverse Effect.

3.3. Binding Agreement. This Loan Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

3.4. Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened, before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender on Schedule 3.4 hereof and acknowledged by Lender prior to the date of this Loan Agreement; provided however, such disclosure shall not be required with respect to any matters which, if determined adversely to Borrower, would reasonably be expected to result in liability of less than $10,000,000 in the aggregate or $1,000,000 with respect to any individual matter, in each case excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles).

3.5. No Conflicting Agreements. There is no article of incorporation, bylaw or other document pertaining to the organization, power, or authority of Borrower and no provision of any existing agreement, deed of trust, mortgage, indenture or contract binding on Borrower or affecting its properties, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Loan Agreement and the other Loan Documents except as would not reasonably be expected to have a Material Adverse Effect.

3.6. Ownership of Assets. Borrower has good title to its assets, and its assets are free and clear of all judgments, liens, and encumbrances except for Permitted Liens.

3.7. Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and Borrower has filed all tax returns which it is required to file except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

3.8. Environmental Matters. To its best knowledge, after due inquiry, Borrower represents and warrants to Lender for itself and its Subsidiaries, except as may be otherwise disclosed in writing to Lender, that any real estate owned or leased by it (the “Real Estate”) has never been and is not now being used in material violation of any material Environmental Laws; that no proceedings are pending against it concerning any alleged violations of any Environmental Laws on or related to the Real Estate, that the Real Estate is free of any hazardous or toxic substance or wastes, including but not limited to, asbestos, PCBs, petroleum products, fertilizers and pesticides (“Substances”) other than such Substances as are associated with the commercial operations of the Borrower or its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect; and to the extent that any Substances are kept or stored on the Real Estate, Borrower or its Subsidiary is maintaining them in accordance with all applicable laws, except where such failure to maintain would not reasonably be expected to have a Material Adverse Effect; that if Borrower or any Subsidiary of Borrower is transporting any Substances, such transportation is being conducted in material compliance with all applicable laws; Borrower or its Subsidiaries have all required permits for the use and discharge of any Substances on the Real Estate and all uses and discharges on the Real Estate are being made in compliance with such permits; that Borrower and its Subsidiaries are in compliance with all applicable laws regulating the creation, storage, handling, processing and/or transportation of animal wastes; that, in the event that any of the foregoing representations and warranties is untrue or is qualified in any way, Borrower has made a complete disclosure to Lender of all material facts which might indicate an environmental risk or the violation of any Environmental Laws on or related to the Real Estate.

3.9. Compliance with Laws. To its best knowledge, after due inquiry, Borrower is in compliance with all federal, state, and local laws, permitting requirements, regulations and other governmental requirements applicable to it or to any of its property (including, but not limited to, laws regulating wetlands), business operations, employees, and transactions, except, in each case, as would not be reasonably expected to have a Material Adverse Effect.

3.10. Accurate Financial Information. The financial information furnished to Lender by Borrower is complete and accurate and Borrower does not have any undisclosed direct or material contingent liabilities. The financial information provided by Borrower, in connection with Borrower’s application to Lender for the Loan, remains substantially accurate and no Material Adverse Effect or Internal Control Event has occurred since such information was furnished.

3.11. Solvency. (i) Borrower is not Insolvent; (ii) the pledge of the Collateral as contemplated herein to Lender will not render Borrower Insolvent; (iii) Borrower has made adequate provision for the payment of all of its creditors other than Lender; and (iv) Borrower has not entered into this transaction to provide preferential treatment to Lender or any other of its creditors in anticipation of seeking relief under federal or state bankruptcy or insolvency laws.

3.12. ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by Borrower, which is subject to Part 3 of Subtitle 13 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), had an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such day if such year were the first year of such plan to which such Part 3 applied; and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by such party.

To the best knowledge of Borrower, after due inquiry, each such employee benefit plan (if any exists) complies with all applicable requirements of ERISA and of the Internal Revenue Code of 1986 as amended (“IRC”) and with all applicable rulings and regulations issued under the provisions of ERISA and the IRC except, in each case, where the failure to comply would not be reasonably expected to have a Material Adverse Effect. This Loan Agreement and the consummation of the transactions contemplated herein do not and will not involve any prohibited transaction within the scope of ERISA or Section 4975 of the IRC.

3.13. Ownership of Collateral. Borrower represents and warrants that it is (or its Subsidiaries will be) the absolute owner of the Collateral, as its (or their) interests appear, as set forth in Section 5.1 hereof, and that the Collateral is owned free and clear of all liens, encumbrances, and security interests of any kind, except Permitted Liens.

3.14. Material Contracts. Except as set forth on Schedule 3.14 hereto, Borrower has performed all of its respective obligations under all material contracts to which it is a party and which are in effect as of the date of this Loan Agreement, except for those obligations the failure of which to comply with is not reasonably expected by Borrower to have a Material Adverse Effect and, to the knowledge to Borrower, each party thereto is in substantial compliance with each such material contract, and each such material contract is, after giving effect to the transactions contemplated by this Loan Agreement will be, in full force and effect in accordance with the terms thereof.

3.15. Trade Relations. Except as set forth on Schedule 3.15 hereto and except as in the ordinary course of business, to the knowledge of Borrower, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business agreements, contracts or arrangements of Borrower (which agreements, contracts or arrangements extend for a period in excess of one (1) year) with any material customer, any group of customers, or any cooperative marketing association or trade exchange whose purchases, marketing or trade efforts, individually or in the aggregate, are material to the business of Borrower, and which customers or associations are not readily replaceable in the ordinary course of business.

3.16. Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

4. Covenants.

4.1. Affirmative Covenants. During the term of this Loan Agreement, Borrower (as the context requires) shall:

(a) Continuation of Pre-closing Conditions, Representations and Warranties. Agree that all conditions precedent to the making of the Loan shall remain satisfied at all times during the term of this Loan Agreement, and that representations and warranties made by Borrower in the Loan Documents signed by it, shall be deemed to be made at all times during the term of this Loan Agreement except to the extent such representations and warranties expressly relate to an earlier date.

(b) Maintenance. Maintain all of its property in good condition and repair and make all necessary replacements thereof and repairs thereto, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its businesses, and to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Borrower shall also maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory over the Borrower as the case may be.

(c) Financial Statements/Information. Furnish to Lender (i) Borrower’s quarterly internally-prepared consolidated and consolidating financial statements, within forty- five (45) days of each of Borrower’s fiscal quarter-ends, and certified by the Chief Financial Officer (or such other designee reasonably acceptable to Lender) of the Borrower to fairly present the financial condition of Borrower; (ii) annual audited consolidated and consolidating financial statements of Borrower, prepared by a Registered Public Accounting Firm acceptable to Lender, together with an unqualified opinion of such accountants reasonably acceptable to Lender, any management letters issued by such accountants and an attestation report of the Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Lender does not object, all within one hundred twenty (120) days of Borrower’s fiscal year-end; (iii) such other information respecting the financial condition and operations of Borrower or any Affiliate or Subsidiary thereof as Lender may from time to time reasonably request. All financial statements, opinions, reports and management letters described in clause (i) and (ii) above shall be prepared in accordance with GAAP and applicable Securities Laws and shall be in form and content satisfactory to Lender, and shall include, without limitation, an income statement, balance sheet, a cash flow statement and a list of contingent liabilities and claims reportable under GAAP guidelines. All financial statements shall be accompanied by a compliance certificate, in the form of Exhibit 4.1(c) hereto, setting forth Borrower’s compliance with, and actual calculations for, financial covenants required under Section 4.3 hereof, and signed by the Chief Financial Officer of Borrower (or such other designee reasonably acceptable to Lender).

Additionally, Borrower shall furnish to Lender, (A) promptly after any request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; (B) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto; and (C) promptly, and in any event within five Business Days after receipt thereof by Borrower thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of Borrower.

(d) Insurance. Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by entities and individuals engaged in businesses similar to that of Borrower. If such insurance is afforded in whole or in part through self-insurance plan(s), Lender shall be provided with the plan description and any excess coverage limitations, which shall be reasonably satisfactory to Lender. Such insurance shall include insurance on buildings and contents and insurable Collateral in amounts reasonably satisfactory to Lender. Borrower will exhibit or deliver such policies of insurance to Lender and provide appropriate clauses in the insurance policies indicating Lender’s status as mortgagee loss payee as to the Collateral, as its interest may appear. If Borrower is in default under Article 6 hereof and Lender is exercising its remedies under Article 7.1 hereof, Lender shall have the right to settle and compromise any and all claims under any policy under which Lender is listed as a loss payee and Borrower hereby appoints Lender as its attorney-in-fact, with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Borrower or Lender or both any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Borrower, but for this appointment, might or could perform. Unless otherwise agreed, to the extent Lender is a loss payee under the applicable policy, Lender shall be entitled to apply the proceeds of any such policies to satisfy the indebtedness arising under the RLOC. Borrower shall pay on demand all of Lender’s reasonable costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including, without limitation, inspection, engineering and legal fees. Lender shall have the right to apply any excess proceeds toward reduction of the Obligations.

All insurance policies provided hereunder shall be in an amount sufficient to avoid the application of any co-insurance provisions and must include provisions for a minimum thirty (30) day advance written notice of any intended policy cancellation or non-renewal. The insurance required hereunder shall be in addition to, and not a replacement for, the insurance required under any other Loan Documents.

(e) Payment and Performance of Obligations. Pay and perform all Obligations under this Loan Agreement and the Loan Documents and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including without limitation, withholding, social security, payroll and similar employment related taxes on the date such taxes are due), and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that Borrower may contest any item described in the foregoing clauses (a) and (b) in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

(f) Access to Collateral and Financial Information. Permit any representative or agent of Lender to examine and audit any or all of its books and records, wherever located, upon request by Lender and permit Lender to have access to all Collateral for purposes of inspection and evaluation, in each case at reasonable times and after reasonable notice to Borrower. Without limiting the foregoing, Lender may, itself or through independent agents, perform physical inspections and audits of the Collateral whenever and as frequently as deemed necessary by Lender in its sole discretion, and Borrower shall reimburse Lender on demand for any costs, fees and expenses incurred by Lender in connection with such inspections or audits.

(g) Notification of Environmental Claims. If any Substances and/or animal wastes shall be brought upon the Real Estate, Borrower shall, or shall cause its Subsidiaries to, maintain and/or remove them in substantial accordance with all applicable laws. Borrower shall, or shall cause its Subsidiaries to, promptly take all action which is needed to abate any material environmental risk or comply with any Environmental Laws on or related to the Real Estate at its sole expense except where the failure to take action or comply would not reasonably be expected to have a Material Adverse Effect. Borrower will, or will cause its Subsidiaries to, promptly inform Lender in writing of any environmental risk or violation of any Environmental Laws on or related to the Real Estate of which it has knowledge which could reasonably be expected to have a Material Adverse Effect or the commencement of any proceeding against it or receipt of any notices by it concerning any alleged violation of Environmental Laws on or related to the Real Estate. Borrower will, or will cause its Subsidiaries to, immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or, to the knowledge of the Borrower or any such Subsidiary threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Substances or animal wastes affecting its business operations; and (ii) all claims made or, to the knowledge of the Borrower or any Subsidiary of Borrower threatened by any Person against it relating to damages, contributions, cost recovery, compensation, loss or injury resulting from any Substances or animal wastes. Borrower shall, or shall cause its Subsidiaries to, immediately notify Lender of any substantial remedial action taken by it with respect to its business operations.

(h) Purpose of Loan. Use the proceeds of the Loan only for the purpose or purposes represented to Lender in Section 2.2.

(i) Adverse Changes. Provide notice to Lender, as soon as possible, and in any event within five (5) Business Days after it becomes aware of the occurrence of a Material Adverse Effect, including notice of (i) any material default occurring with respect to Borrower’s or any of its Subsidiaries’ material obligations owed to any other creditor, (ii) acceleration of any part of or demand for payment in full of any outstanding material obligation earlier than the scheduled date, or (iii) of the threat by any person, firm, corporation or other entity to whom it is indebted to declare any material debt due or determine that any material provision of any agreement between such party and Borrower or its Subsidiaries has been violated. Such notice shall contain a statement setting forth details of such Material Adverse Effect and the action that is proposed in response thereto.

(j) Notice of Litigation. Promptly notify Lender in the event that any legal action is filed or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries; provided however, such notice shall not be required with respect to any matters which, if determined adversely to Borrower would reasonably be expected to result in less than $1,000,000.00 excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles).

(k) Notice of Default. Immediately notify Lender, by telephone followed by written notice, upon the occurrence of any Event of Default or circumstances which, if uncured with the lapse of time, would create an Event of Default.

(1) Notice of Change in Status. Promptly notify Lender of the change or conversion of Borrower’s taxpayer status under the rules of the Internal Revenue Code.

(m) Joinder Agreement. Cause any Subsidiary of Borrower which is created or acquired following the Closing Date to enter into a joinder agreement and other documentation as deemed necessary by Lender whereby such Subsidiary shall agree to enter into an unlimited guaranty of the Loan and to pledge all of its assets consisting of Accounts,

Inventory, Chattel Paper, Instruments, Investment Property, Letter of Credit Rights, Deposit Accounts, General Intangibles, Documents and money as Collateral for the RLOC, together with any real property purchased with proceeds of the RLOC, pursuant to security documents satisfactory to Lender.

(n) Subordinated Debt. Cause any indebtedness now or hereafter owing between or among Borrower and its Subsidiaries to be fully subordinated to the Loan and Obligations in a form satisfactory to Lender.

(o) ERISA Compliance. Maintain any employee benefit plan in substantial compliance with all applicable requirements of ERISA and of the IRC and with all applicable rulings and regulations issued under the provisions of ERISA and the IRC, except where the failure to maintain such employee benefit plan in substantial compliance with such requirement would be reasonably expected to have a Material Adverse Effect.

(p) Ginn Receivables. Promptly pay all proceeds from the Ginn Receivables to Lender to be applied by Lender first to accrued but unpaid interest and second to reduce the outstanding principal balance of the RLOC.

(q) Internal Control Event. Promptly notify Lender of the occurrence of any Internal Control Event.

(r) Pledge of Subsidiary Notes. Promptly pledge any promissory notes evidencing loans of RLOC proceeds from Borrower to any Subsidiary and any collateral securing any such promissory notes to Lender as Collateral for the Loan pursuant to collateral documents satsifactory to Lender.

(s) Water Use Permits. At all times maintain all water use permits and shall provide copies of all such permits to Lender upon request. Borrower agrees to comply with all the terms and conditions of each water use permit associated with the Real Property Collateral and shall not voluntarily amend or otherwise curtail the quantities of water permitted for the Real Property Collateral without the prior written consent of Lender. Further, Borrower agrees not to transfer or permit to be transferred any quantities of water associated with the Real Property Collateral, as currently permitted under any water use permit, to any other location without the prior written consent of Lender.

(t) Surface Water Management Permits. Comply with all of the terms and conditions of any surface water management permits affecting the Real Property Collateral and to furnish Lender with copies of all such surface water management permits upon request by Lender. Further, Borrower agrees to provide written notice to Lender of any proposed amendments to any surface water management permits and agrees not to voluntarily amend such surface water management permits without the prior written consent of Lender. Borrower agrees to comply or cause to be complied with all of the terms and conditions of any surface water management permit affecting the Real Property Collateral so long as any Obligations are outstanding.

4.2. Negative Covenants. During the term of this Loan Agreement, without prior written consent of Lender:

(a) Merger, Etc. Borrower will not, and will not permit any Subsidiary to, enter into any merger, corporate reorganization or consolidation; or make any substantial change in the basic type of business now conducted by it; or cause, suffer or permit the transfer of any material ownership interest or change of control of its stock.

(b) Name Change, Etc. Borrower will not, and will not permit any Subsidiary to, change its name or any name in which it does business, or move its principal place of business or chief executive office, or change the location of its books and records, or change its state of formation, without giving written notice thereof to Lender at least thirty (30) days prior thereto.

(c) Sale/Encumbrance of Assets, Etc. Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease, encumber, pledge, grant a security interest in or dispose of any of its material assets (other than Permitted Liens) or take any action that would make it impossible for it to carry out its business as now conducted, or would cause a Material Adverse Effect.

(d) Judgments, etc. Borrower will not, and will not permit any Subsidiary to, allow any number of judgments for the payment of money in excess of the sum of $1,000,000.00 excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles), to remain unsatisfied against it for a period of thirty (30) consecutive days, unless execution thereof is stayed.

(e) Extension of Loans; Guaranty. Borrower will not, and will not permit any Subsidiary to, make any loans, advances, extensions of credit to, or become a guarantor or surety for, any person, firm, corporation or any other entity, except for Permitted Loans.

(f) Additional Borrowings. Borrower will not, and will not permit any Subsidiary to, incur any additional Indebtedness except Permitted Debt.

(g) Environmental Laws. Borrower will not, and will not allow any Subsidiary to, permit, any Substances or animal wastes to be stored or maintained on the Real Estate except as provided in Section 4.1(g).

(h) Distributions. Borrower shall not, and shall not allow any Subsidiary to, pay or declare any distribution or dividend if an Event of Default then-exists, or after giving effect thereto, there shall exist an Event of Default hereunder.

(i) Margin Stock. Borrower shall not, and shall not allow any Subsidiary to, use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend any credit to others for the purpose of purchasing or carrying any such margin stock.

4.3. Financial Covenants. During the term of the Loan, Borrower shall maintain the following, on a consolidated basis:

(a) Debt Ratio. A Debt Ratio of not greater than .60 to 1.00 at all times.

(b) Current Ratio. A Current Ratio of greater than 2.0 to 1.00 at all times.

(c) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio of greater than 1.50 to 1.0 at all times.

(d) Net Worth. A Net Worth at all times of (i) not less than $138,000,000 from closing through fiscal year-end 2006; (ii) not less than $167,000,000 through fiscal year- end 2007; and (iii) not less than $196,000,000 thereafter through the RLOC Maturity Date.

Compliance with the foregoing covenants shall be tested quarterly on the last day of each fiscal quarter of Borrower.

Unless otherwise agreed to by Lender, in writing, or otherwise set forth herein, Borrower’s compliance with the foregoing financial covenants shall be determined in accordance with GAAP.

5. Security for RLOC.

5.1. Collateral. As security for the RLOC Borrower will execute and deliver to Lender appropriate security instruments, financing statements, mortgages and other security documents in form reasonably satisfactory to Lender, sufficient to create a first perfected security interest or first priority mortgage, as the case may be, in the Collateral and any and all proceeds thereof, together with such third-party consents as may be deemed reasonably necessary by Lender and its counsel to give effect to such security interests.

5.2. Title Insurance. In connection with the mortgage liens pledged to Lender on the Real Property Collateral, Borrower shall furnish title insurance policies, at Borrower’s expense, written by a company acceptable to Lender and containing only such exceptions as are acceptable to Lender. Said title insurance shall be in an amount of not less than $50,000,000 dollars with regard to the existing Hendry County, Florida Real Property Collateral and not less than $9,200,000.00 with regard to the existing Polk County, Florida Real Property Collateral, and such policies shall contain tie-in endorsements and such other endorsements as may be required by Lender. Any mortgage(s) of Real Property Collateral pledged subsequent to Closing shall be title-insured in amounts satisfactory to Lender, but in any event such insurance shall not be less than the appraised value of the Real Estate Collateral, shall contain only such exceptions as are satisfactory to Lender and shall be tied in with all existing title insurance policies insuring mortgages securing the Loan.

5.3. Subsidiary Pledges. In the event of the creation of Subsidiaries by Borrower subsequent to Closing, the terms “Real Property Collateral” and “Collateral” shall include a first priority lien on the real and personal property of such Subsidiaries required to be pledged pursuant to Section 4.1(m) which shall be pledged and perfected in a manner satisfactory to Lender and its counsel.

5.4. Outparcels of Polk County Real Property. Provided no Default has occurred and is continuing, Lender will release subdivided outparcels or residential lots of the collateralized Polk County Real Property for sale by Borrower under the following conditions for each such outparcel or lot:

(a) Borrower shall provide Lender with a copy of a plat evidencing a subdivision of the parcel to be sold, which plat has been approved by all necessary governmental authorities and which has been duly recorded in the plat records of Polk County, Florida;

(b) Borrower shall provide Lender with a fully executed copy of the sales contract which shall evidence a sales price reflective of arms-length dealings;

(c) Borrower shall provide Lender with a properly drawn partial release of mortgage lien; and

(d) Borrower shall pay 100% of the net sales proceeds to the Lender to be applied to reduce outstanding principal on the Loan.

5.5. Lender Equities. All equities, if any, owned by Borrower in Lender shall secure the Loan and may be applied (at Lender’s discretion) against the Loans upon the occurrence of an Event of Default.

6. Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

6.1. Payment. Any payment of principal, interest, or other sum owed to Lender under the Loan Documents or otherwise due from Borrower to Lender is not made when due.

6.2. Additional Defaults. Any provision or covenant of any Loan Document is breached in any material respect, or any warranty, representation, or statement made or furnished to Lender by any Credit Party (whenever created) in connection with the Loan, and the Loan Documents (including any warranty, representation, or statement in any Credit Party’s financial statements) or to induce Lender to make the Loan, is untrue or misleading in any material respect or an event of default under any other Loan Document occurs.

6.3. Cross-Default. Any material default by any Credit Party occurs under any loan agreement or loan document with Lender or another financial institution, whether now existing or hereafter arising, which default is not corrected within the cure period provided in such agreement, if any.

6.4. Dissolution or Bankruptcy. Dissolution, termination of existence, liquidation, insolvency, business failure, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under state or federal bankruptcy laws or other insolvency laws by any Credit Party or the commencement of an involuntary proceeding against any Credit Party under state or federal bankruptcy laws which, in each case, is not dismissed within ninety (90) days after such commencement, or a merger or consolidation or sale of any Credit Party’s assets, other than a sale of assets in the ordinary course of business, which has not been consented to by Lender.

6.5. Change of Control. There occurs any Change of Control, except that Alico Holdings, LLC, the wholly owned subsidiary of Atlantic Blue Trust, Inc., Atlantic Blue Trust, Inc. and any of its wholly-owned subsidiaries may acquire unlimited amounts of additional stock in the Borrower following Closing. As of Closing, Alico Holdings LLC owns 48% of the outstanding stock of the Borrower.

7. Lender’s Remedies. In addition to any remedies available to Lender under the Note and other Loan Documents, the Lender shall have the following remedies:

7.1. Acceleration. Upon the occurrence of an Event of Default, Lender shall have the option to terminate any right of Borrower to request Advances under the RLOC and to declare the entire unpaid principal amount of the Loan, accrued interest and all other Obligations immediately due and payable, without presentment, demand, or notice of any kind.

7.2. Remedies. Upon the occurrence of an Event of Default, Lender shall be entitled to pursue all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law, or in equity, and such rights and remedies shall be cumulative. Without in any way limiting the generality of the foregoing, Lender shall also have the following non-exclusive rights:

(a) Immediate Possession of Non Real Estate Collateral. To take immediate possession of all Collateral which is not real estate, whether now owned or hereafter acquired, without notice, demand, presentment, or resort to legal process, and, for those purposes, to enter any premises where any such Collateral is located and remove the such Collateral therefrom;

(b) Assembly of Collateral. To require each or any Credit Party to reasonably assemble and make the Collateral available to Lender at a place to be designated by Lender which is also reasonably convenient to such Credit Party;

(c) Repair of Collateral. To make any repairs to or otherwise protect the value of the Collateral which Lender deems reasonably necessary or desirable for the purposes of sale;

(d) Set-off. To exercise any and all rights of set-off which Lender may have against any account, fund, or property of any kind, tangible or intangible, belonging to any Credit Party which shall be in Lender’s possession or under its control (including equities owned by Borrower in Lender as described in Section 5 hereof);

(e) Cure. To cure any Event of Default in such manner as deemed appropriate by Lender;

(f) Foreclosure. To institute legal action or foreclosure pursuant to the terms of the Assignment, any real estate mortgage securing the Loan or any other Loan Documents, or at law or in equity.

7.3. Proceeds. The proceeds from any disposition of the Collateral shall be used to satisfy the following items in the order they are listed:

(a) The expenses of taking, removing, storing, repairing, holding, maintaining and selling the Collateral and otherwise enforcing the rights of Lender under the Loan Documents, including any legal costs and reasonable attorney’s fees;

(b) The expense of liquidating or satisfying any liens, security interests, or encumbrances on the Collateral which may be prior to the security interest of Lender that Lender, at its option, elects to satisfy;

(c) Any unpaid fees, accrued interest and other sums due Lender with respect to Loan Documents, and then the unpaid principal amount of the RLOC.

(d) Any amounts in excess of the foregoing shall be paid to Borrower.

7.4. Resort to Credit Party. Lender may, at its option, pursue any and all rights and remedies directly against any one or more of the Credit Parties without resort to any Collateral or any other Credit Party(ies).

7.5. Deficiency. To the extent the proceeds realized from the disposition of the Collateral shall fail to satisfy any of the foregoing items, each Credit Party shall remain liable to pay any deficiency to Lender.

7.6. Advances/Reimbursements. All amounts advanced by Lender under the Loan Documents, or due Lender as a result of expenditures reasonably made by Lender, shall bear interest at the rate applicable to past due principal as specified in the Note or herein from the date demanded until paid in full. Unless otherwise specified in the Loan Documents, such advances and other sums, together with accrued interest, shall be due and payable on demand.

7.7. Default Rate of Interest. Upon the occurrence of any Event of Default, the Loan shall thereafter bear interest at a rate equal to the then-current rate specified in the Note plus two percent (2.0%) (200 basis points) (the “Default Rate”).

7.8. Late Charges. If Borrower shall fail to pay any installment of principal or interest on or within twenty-nine (29) days after the date on which such payment shall be due in accordance with the Note, Lender shall be entitled to collect from Borrower, to compensate Lender for documented administrative and other services associated with such failure, a late charge equal to one and one-half percent (1.50%) of the amount of such installment; provided, however, in no event shall late charges, together with default interest rate charged hereunder, exceed the rate allowed by law.

8. Damages; Waiver.

8.1. No Punitive Damages. Each Party agrees that it shall not have a remedy of punitive or exemplary damages against any other in any dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any dispute, whether the dispute is resolved by arbitration or judicially.

8.2. Waiver of Jury Trial. To the extent permitted by law, the Parties hereby waive any right they may have to a jury trial with regard to a dispute under this Loan Agreement and any Loan Documents.

9. Miscellaneous.

9.1. Notice. All notices, demands, or other communications given under the Loan Documents shall be in writing, and shall be mailed to the address of each Party as set forth below (or as set forth in any other Loan Document), said mailing to be certified United States government mail to the mailing address, with notice in each case to be effective when sent. Either Party must provide written direction to the other in order to change the address to which said notice shall be sent.

If to Lender, to	Farm Credit of Southwest Florida, AC A
330 North Brevard Avenue
Arcadia, Florida 24266
Attn: Bryan L.Byrd
Jimmy V. Knight

With copy, to	Nexsen Pruet, LLC
201 West McBee Avenue, Suite 400
Greenville, South Carolina 29601
Attn: Ashley S. Nutley

If to Credit Parties, to	Alico, Inc.
P.O. Box 338
LaBelle, Florida 33975
Attn: Patrick W. Murphy, CFO
John R. Alexander, President

9.2. Waiver. No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give Borrower notice of an Event of Default, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of any Loan Document or consent to any departure by Borrower or from any Loan Document shall in any event be effective unless the same shall be in writing, signed by Lender and Borrower (and any other Credit Parties that may exist at that time), and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which it was given.

9.3. Benefit. The Loan Documents shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns.

9.4. Governing Law and Jurisdiction. The Loan Documents and this Loan Agreement, unless otherwise specifically provided therein, and all matters relating thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of Florida; PROVIDED HOWEVER, to the extent that the creation, validity, perfection, enforceability or priority of any lien or security interest, or the rights and remedies with respect to any lien or security interest, in the Collateral are governed by the laws of a jurisdiction other than the State of Florida, then the laws of such jurisdiction shall govern, except as superseded by applicable United States Federal Law.

9.5. Assignment, etc.

(a) Lender may assign or participate the Loan Documents, in whole or in part, to any other person or entity provided that, in the event of such assignment, Lender shall thereafter be relieved of all liability hereunder (excluding causes of action for Lender’s gross negligence or intentional acts prior to such transfer) provided, however, that Lender shall provide to Borrower thirty (30) days’ prior notice of its intent to assign, and provided further that Lender may assign or sell participations in the Loan Documents, or any interest therein, to AgFirst, Farm Credit Bank, its successors and assigns, to other lending institutions, their successors and assigns, and/or any other Farm Credit institution organized under the Farm Credit Act of 1971, as amended, its successors and assigns, without any notice whatsoever to Borrower. Borrowers hereby authorizes Lender to disclose all information (including financial) provided to Lender by such Credit Party in connection with the Loan to any actual or prospective assignee or participant of all or part of the Loan. No Credit Party may assign the Loan Documents or any interest therein or obligation thereunder without Lender’s prior written consent.

(b) Borrower acknowledges that, pursuant to subparagraph (a) hereinabove, Lender may assign or sell participations to other Farm Credit institutions which may, in turn, be subparticipated, sub-subparticipated, and so forth, to other Farm Credit institutions (each such Farm Credit institution holding an interest in the Loan Documents, a “Participant”). For purposes hereof, a “Voting Participant” shall mean a Participant (but not to include Lender) holding a participation interest in the RLOC of $5,000,000 or greater.

Given the foregoing, concurrence of 100% of the Voting Participants aggregated with Lender shall be required to approve any material matters related to changes or waivers regarding the principal amount of the RLOC, the interest rate applicable to the RLOC, the

Collateral, the payment dates for principal and interest due under the Note, and the waiver of a payment default. All other changes or waivers will require concurrence by 51% of the Voting Participants aggregated with Lender, on a pro rata basis.

9.6. Severability. Invalidity of any one or more of the terms, conditions or provisions of this Loan Agreement shall in no way affect the balance hereof, which shall remain in full force and effect.

9.7. Construction. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. All references to Sections shall mean Sections of the Loan Document. The terms “herein,” “hereinbelow,” “hereunder,” and similar terms are references to the particular Loan Document in its entirety and not merely the particular Article, Section, or Exhibit in which any such term appears. Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the Loan Document nor the intent of any provision thereof. All references to any Loan Document shall include all amendments, extensions, renewals, restatements or replacements of the same. The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to” and “Real Estate”, “Real Property Collateral” and “Collateral” shall be construed as if followed by the phrase “or any part thereof ”. No inference in favor of any party shall be drawn from the fact that such party has drafted any portion of the Loan Document. In the event of any inconsistency between the terms of the Loan Agreement and any other Loan Document (with the exception of the Note which shall control), the terms of the Loan Agreement shall control, provided that any provision of any Loan Document, other than the Loan Agreement, which imposes additional Obligations upon Borrower or provides additional rights or remedies to Lender shall be deemed to be supplemental to, and not inconsistent with, the Loan Agreement.

9.8. Execution in Counterparts. All Loan Documents may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of the Loan Document, it shall not be necessary to produce or account for more than one such counterpart.

9.9. Examinations/Communications. Lender’s examinations, inspections, or receipt of information pertaining to the matters set forth in the Loan Documents shall not in any way be deemed to reduce the full scope and protection of the Loan Documents or the Obligations of the Borrower (or any other Credit Party) Borrower to the Loan Documents. Borrower agrees that Lender shall have no duty or obligation of any nature to (i) make any investigation, inspection or review regarding any Collateral at any time, with any such investigation that is undertaken being solely for the benefit of Lender; or (ii) communicate in any manner with any Credit Party irrespective of the fact that Lender’s information, or lack thereof, could be material to such Credit Party’s actions with respect to the Obligations.

9.10. No Third Party Beneficiaries. The Loan Documents are entered into for the sole benefit of Borrower, its successors and assigns, and no third party shall be deemed to have any privity of contract nor any right to rely on any Loan Document to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereof or be deemed to be a party beneficiary.

9.11. No Participation. Nothing in the Loan Documents, and no action or inaction whatsoever on the part of Lender through the Closing Date, shall be deemed to make Lender a partner or joint venturer with Borrower, and Borrower indemnifies and holds Lender harmless from and against any and all claims, losses, causes of action, expenses (including attorneys’ fees) and damages arising from the relationship between Lender and Borrower being construed as or related to be anything other than that of creditor and debtor. This provision shall survive the termination of all Loan Documents.

9.12. Confirmation of Status. Upon request of Lender from time to time, Borrower shall also confirm in writing the status of the Loan, and the Obligations, and provide other information reasonably requested by Lender.

9.13. Limitation of Damages. Borrower and Lender mutually agree that no Party shall be liable to the other for incidental, consequential or speculative damages arising from any breach of contract, tort or other wrongful conduct in connection with the negotiation, documentation, administration, or collection of the Loan, but only for the actual direct loss suffered by said Party.

9.14. Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Lender immediately upon demand the full amount of all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, costs of experts and all other expenses, incurred by Lender (a) in connection with the negotiation and preparation of this Loan Agreement and each of the other Loan Documents (for which Lender’s legal fees shall not exceed $20,000), and any future modifications, renewals, restatements and replacements thereof (for which legal fees shall be determined at that time) (b) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default, the costs of additional appraisals, environmental studies, title insurance, survey updates and legal reviews, such costs to be incurred for reasonable cause, (c) the perfection, preservation, protection and continuation of the liens and security interest granted Lender in the Collateral and the custody, preservation, protection, repair and operation of any of the Collateral, (d) the pursuit by Lender of its rights and remedies under the Loan Documents and applicable law, (e) for payment of taxes (including, but not limited to, documentary stamp taxes, intangibles taxes, and any penalties or fines related to failure to pay such amounts timely), expenses, costs or other amounts levied, incurred or related to the Loan and the recordation of any Loan Documents, and (f) defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation or dispute resolution of any other nature involving Lender, Borrower or any other Credit Party or any Collateral and relating to the Loan, except to the extent Lender has been adjudicated to have engaged in wrongful conduct.

9.15. Further Assurances. At any time after the Closing Date, Borrower (or any Subsidiary subsequently created by Borrower), at the request of Lender, shall execute and deliver such further documents and agreements and take such further actions as Lender reasonably deems necessary or appropriate to permit each transaction contemplated by the Loan Documents to be consummated in accordance with the provisions thereof and to perfect, preserve, protect and continue all liens, security interests and rights of Lender under the Loan Documents, Assignment, financing statements, continuation statements, new or replacement Note, and/or mortgages, deeds to secure debt and agreements supplementing, extending or otherwise modifying the Notes, this Loan Agreement, and/or any mortgages, deeds to secure debt or assignment, and certificates as to the amount of the indebtedness evidenced by the Note. Borrower herein irrevocably with full power of substitution constitutes and appoints Lender as its attorney-in-fact, such appointment being coupled with an interest with the right to enforce Lender’s rights with respect to the above further assurances. Lender shall file any document necessary to release the Liens on the Collateral described herein, including, without limitation, appropriate UCC termination statements, upon the repayment in full of all Obligations and the earlier of (i) the termination of the RLOC Commitment and (ii) the RLOC Maturity Date.

9.16. Incorporation by Reference. This Loan Agreement is incorporated by reference into various Loan Documents, and shall govern each and every Loan Document. In executing any Loan Document, the signatories thereto other than Lender expressly agree to be bound by all provisions of this Loan Agreement pertaining to the Borrower and the Credit Parties.

9.17. Integration. This Loan Agreement and the Loan Documents supersede any and all prior expressions, written or oral (including, but not limiting to any commitment letter or term sheets), among the Parties related to, describing or governing the terms of, the Loans and any transaction related thereto.

9.18. Time of the Essence. Time is of the essence to all Loan Documents.

9.19. Confidential Information. For purposes of this paragraph, the term “Confidential Information” means any and all information that the Borrower furnishes to Lender (on its own behalf or on behalf of any Subsidiaries created subsequent to the date hereof), other than information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of the Parties hereto; (b) Lender can demonstrate to have had rightfully in its possession prior to disclosure by the Borrowers; (c) Lender can demonstrate was independently developed without the use of any Confidential Information; or (d) Lender rightfully obtains from a third party who has the right to transfer or disclose it. Lender shall not disclose any Confidential Information to any other party without the prior written consent of the Borrowers, other than: (i) to Lender’s officers, directors, employees, agents and advisors, who need to review the Confidential Information for purposes of this Loan Agreement and any related matters; (ii) as contemplated by Section 9.5 hereof, to additional lending institutions, and then only if such institutions have been informed of this provision and agree to comply with the obligations contained herein as if binding on them directly, and (iii) as required by law or judicial process.

10. Additional Provisions. Riders attached hereto are hereby incorporated into this Loan Agreement as if set forth verbatim.

[Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement under seal as of the date first above written.

BORROWER:
ALICO, Inc.

By:	/s/ John R. Alexander
Its:	President & CEO

LENDER: FARM CREDIT OF SOUTHWEST FLORIDA, ACA for itself and as agent/nominee for other lending institutions having an interest, direct or indirect, in the Loans from time to time

By:	/s/ Jimmy V. Knight
Its:	President & CEO